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                                                                      EXHIBIT 11


                           BOK FINANCIAL CORPORATION

                     STATEMENT REGARDING THE COMPUTATION OF

                               PER SHARE EARNINGS
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
                                                       1995               1994                1993
                                                  -------------       ------------        ------------
 COMPUTATION OF PRIMARY EARNINGS PER
  SHARE:
 Primary Average Common Share
  Equivalents:
 Common shares                                     20,407,568          20,435,204           20,254,849
 Stock options                                         87,682              81,042               93,324
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 Total primary average common share
  equivalents                                      20,495,250          20,516,246           20,348,173
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 Income before Preferred Stock
  dividends and cumulative effect of
  change in accounting for income taxes           $49,205,000         $45,065,000          $37,902,000
 Less stock dividends on Series A
  Preferred Stock                                   1,500,000           1,500,000            1,125,000
 Less cash dividends on Citizens
  Holding Company Preferred Stock                           -             113,000              128,000
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Income before cumulative effect of
 change in accounting for income taxes             47,705,000          43,452,000           36,649,000
 Cumulative effect of change in
  accounting for income taxes                               -                   -            1,570,000
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  Net Income                                      $47,705,000         $43,452,000          $38,219,000
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Primary Earnings per Common Share
 Equivalent:
 Income before cumulative effect of
  change in accounting for income taxes           $      2.33         $      2.12          $      1.80
 Cumulative effect of change in
  accounting for income taxes                               -                   -          $       .08
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  Net Income                                      $      2.33         $      2.12          $      1.88
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COMPUTATION OF FULLY DILUTED EARNINGS
 PER SHARE:
Fully Diluted Average Common Share
 Equivalents:
Common shares                                      20,407,568          20,435,204           20,254,849
Stock options                                          94,180              81,293              134,324
Series A preferred stock                            2,731,818           2,731,818            2,731,818
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Total fully diluted average common
 share equivalents                                 23,233,566          23,248,315           23,120,991
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Income before Preferred Stock dividends
 and cumulative effect of change in
 accounting for income taxes                      $49,205,000         $45,065,000          $37,902,000
Less cash dividends on Citizens Holding
 Company Preferred Stock                                    -             113,000              128,000
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Income before cumulative effect of
 change in accounting for income taxes            $49,205,000          44,952,000           37,774,000
Cumulative effect of change in
 accounting for income taxes                                -                   -            1,570,000
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  Net Income                                      $49,205,000         $44,952,000          $39,344,000
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Fully Diluted Earnings per Common Share
 Equivalent:
Income before cumulative effect of
 change in accounting for income taxes            $      2.12         $      1.93          $      1.63
Cumulative effect of change in
  accounting for income taxes                               -                   -          $       .07
------------------------------------------------------------------------------------------------------
  Net Income                                      $      2.12         $      1.93          $      1.70
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

COMMON STOCK

     On May 7, 1993, BOK Financial Corporation ("BOK Financial") issued 1,183,691 shares of the common stock of BOK Financial ("Common Stock") to acquire Brookside Bancshares, Inc. and its subsidiary Brookside State Bank, in a pooling-of-interests transaction. Common shares have been restated to reflect these shares as being outstanding for all periods presented.

     On November 14, 1994, BOK Financial issued 1,380,017 shares of Common Stock to merge with Citizens Holding Company and its subsidiaries, Citizens Bank of Muskogee and Citizens Bank of Northwest Arkansas in a pooling-of-interests transaction. Common shares have been restated to reflect these shares as being outstanding for all periods presented.

     During 1995, 1994 and 1993, 3% dividends payable in shares of BOK Financial common stock were declared and paid. Common shares have been restated to reflect these shares as being outstanding for all periods.

STOCK OPTIONS

     BOK Financial has various stock option plans whereby each option awarded grants to the employee the right to purchase shares of Common Stock at the price set forth under the respective plan. Options awarded under these plans are subject to vesting requirements. Generally, one-seventh of the options vest annually and expire three years after vesting. Options were awarded under the 1994 Plan in 1994 and 1995, and an aggregate of 312,516 options may be awarded under the 1994 Plan in 1996. Cancelled options under the 1994 Plan may be reawarded. The common share equivalents of the Stock Option Plans were determined using the treasury stock method, whereby the proceeds from the exercise of the options would be used to purchase Common Stock at the quarterly average market price for primary average common share equivalents, and at the greater of the quarterly average market price or period-end market price for primary average common share equivalents.
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SERIES A PREFERRED STOCK

     The preferred stock is convertible, at the option of the holder, into one share Common Stock for each 92 shares of Series A Preferred Stock. BOK Financial may elect to convert all or part of the Series A Preferred Stock into Common Stock if BOK Financial shall fail to meet the published minimum risk-based capital ratios applicable to BOK Financial for a period of eight consecutive calendar quarters. During 1995, 1994 and 1993, 69,959 shares, 65,279 shares and 52,422 shares of Common Stock were issued, respectively, by mutual agreement with the holders and in lieu of cash, in payment of dividends on the Series A Preferred Stock. Common shares have been restated to reflect these shares as being outstanding for all periods. For the 1995, 1994 and 1993 calculations of primary earnings per share, net income has been reduced by the value of the Common Stock issued in payment of dividends.

     Prior to its merger with BOK Financial, Citizens Holding Company had nonvoting preferred stock, on which it paid $113 thousand and $128 thousand in cash dividends in 1994 and 1993, respectively. These preferred shares were redeemed in full and cancelled in conjunction with Citizens' merger with BOK Financial. For the 1994 and 1993 calculations of primary and fully diluted earnings per share, net income has been reduced by the payment of cash dividends.